EXHIBIT 99

PRESS RELEASE DATED JULY 22, 2015

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2015 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•	NET INTEREST INCOME INCREASED 9.5% OVER THE COMPARABLE QUARTER OF 2014

•	LOANS HELD-FOR-INVESTMENT, NET, INCREASED 9.9% TO $2.20 BILLION

•	ORIGINATED $149.7 MILLION LOANS

•	PURCHASED $127.4 MILLION RESIDENTIAL LOANS

•	DEPOSITS INCREASED 11.4% TO $1.98 BILLION

•	ASSET QUALITY REMAINED STRONG WITH NONPERFORMING ASSETS TO TOTAL ASSETS AT 0.48%

•	APPROXIMATELY 1.7 MILLION SHARES OF COMMON STOCK REPURCHASED

•	CASH DIVIDEND OF $0.07 PER SHARE OF COMMON STOCK DECLARED PAYABLE AUGUST 19, 2015, TO STOCKHOLDERS OF RECORD AS OF AUGUST 5, 2015

WOODBRIDGE, NEW JERSEY, JULY 22, 2015....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.10 and $0.21 for the quarter and six months ended June 30, 2015, compared to diluted earnings per common share of $0.11 and $0.20 for the quarter and six months ended June 30, 2014. Earnings for the quarter and six months ended June 30, 2015, reflected a tax charge of $795,000, or $0.02 per share, related to the write-down of deferred tax assets as a result of New York City tax reforms enacted during the current quarter.
John W. Alexander, Chairman and Chief Executive Officer, commented “Northfield’s strong loan growth and the purchase of a loan pool, helped reduce capital to 17.7% of total assets at quarter end, down from 19.7% at the end of 2014. Our stock repurchase program continued in the quarter with approximately 1.7 million shares being acquired. We also continue to evaluate other opportunities to deploy capital including acquisitions of other banks, branches, or specialty lenders.”
“I also am pleased to announce,” Mr. Alexander added, “the declaration of a $0.07 per common share dividend by the Board of Directors. This dividend will be payable August 19, 2015, to stockholders of record on August 5, 2015.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2015 and 2014
Net income was $9.3 million and $10.7 million for the six months ended June 30, 2015, and June 30, 2014, respectively. Significant variances from the comparable prior year period are as follows: a $2.6 million increase in net interest income, a $449,000 decrease in non-interest income, a $4.1 million increase in non-interest expense, and a $507,000 decrease in income tax expense.

Net interest income for the six months ended June 30, 2015, increased $2.6 million, or 7.0%, primarily due to a $348.9 million, or 14.0%, increase in our average interest-earning assets, partially offset by a 19 basis point decrease in our net interest margin to 2.85%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $515.8 million, and an increase in interest-earning deposits in financial institutions of $31.9 million, partially offset by a decrease in average mortgage-backed securities of $184.5 million and other securities of $24.0 million. Yields earned on interest-earning assets decreased 10 basis points to 3.53% for the six months ended June 30, 2015, from 3.63% for the comparable prior year period. Interest income for the six months ended June 30, 2015, included loan prepayment income of $1.2 million, compared to $734,000 for the six months ended June 30, 2014. Net interest income for the six months ended June 30, 2015, also was affected by an increase in interest expense, driven by a $441.8 million, or 25.4%, increase in our average interest-bearing liabilities. The cost of interest-bearing liabilities increased four basis points to 0.88% for the current six months as compared to 0.84% for the comparable prior year period, resulting from an increase in the cost of interest-bearing deposits, partially offset by lower rates on borrowed funds.

The provision for loan losses increased slightly by $1,000 to $272,000 for the six months ended June 30, 2015, from $271,000 for the six months ended June 30, 2014. Net charge-offs were $1.0 million for the six months ended June 30, 2015, compared to net recoveries of $41,000 for the six months ended June 30, 2014. The increased level of charge-offs is primarily related to five previously impaired loans to one borrower that were restructured during the first quarter of 2015. The loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the current period. At June 30, 2015, the loan balance of the restructured loan was $6.1 million, with a related specific reserve of $827,000.

Non-interest income decreased $449,000, or 9.8%, to $4.1 million for the six months ended June 30, 2015, from $4.6 million for the six months ended June 30, 2014, due to a decrease in fees and service charges for customer services of $158,000, a decrease in gains on securities transactions, net, of $389,000, and a decrease in income on bank owned life insurance of $86,000. These decreases were partially offset by an increase in other income of $184,000, primarily related to a $129,000 realized gain on the sale of an other real estate owned property during the six months ended June 30, 2015.

Non-interest expense increased $4.1 million, or 16.4%, to $28.8 million for the six months ended June 30, 2015, from $24.8 million for the six months ended June 30, 2014. This was primarily due to a $3.5 million increase in compensation and employee benefits, primarily attributable to increased salary expense, health benefit costs and stock compensation expense, related to stock awards issued in 2014, a $179,000 increase in occupancy costs, a $166,000 increase in FDIC insurance costs and a $249,000 increase in other expenses, primarily attributable to an increase in Directors' stock awards. By comparison, non-interest expense for the six months ended June 30, 2014, was favorably affected by a pre-tax gain of $937,000 related to the settlement of the former Flatbush Federal Savings & Loan Association pension plan.

The Company recorded income tax expense of $6.0 million for the six months ended June 30, 2015, compared to $6.5 million for the six months ended June 30, 2014.  The effective tax rate for the six months ended June 30, 2015, was 39.2% compared to 37.9% for the six months ended June 30, 2014. Income tax expense for the six months ended June 30, 2015, included a deferred tax asset write-down of $795,000 related to New York City tax reforms enacted in April 2015, whereas the comparable prior year period included a deferred tax asset write-down of $570,000 related to New York State tax reforms enacted in March 2014.

Comparison of Operating Results for the Three Months Ended June 30, 2015 and 2014

Net income was $4.3 million and $5.4 million for the quarters ended June 30, 2015 and 2014, respectively.  Significant variances from the comparable prior year period are as follows: a $1.8 million increase in net interest income, a $218,000 increase in the provision for loan losses, a $381,000 decrease in non-interest income, a $1.8 million increase in non-interest expense, and a $495,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2015, increased $1.8 million, or 9.5%, primarily due to an increase in average interest-earning assets of $356.2 million, or 14.3%, partially offset by a 13 basis point decrease in our net interest margin to 2.85%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $562.4 million, partially offset by a decrease in average mortgage-backed securities of $201.1 million. Yields earned on interest-earning assets decreased four basis points to 3.52% for the quarter ended June 30, 2015, from 3.56% for the comparable prior year quarter. Interest income for the quarter ended June 30, 2015, included loan prepayment income of $653,000, as compared to $199,000, for the quarter ended June 30, 2014. Net interest income for the quarter ended June 30, 2015, also was affected by an increase in interest expense, driven by a $450.3 million, or 25.8%, increase in our average interest-bearing liabilities. The cost of interest-bearing liabilities increased four basis points to 0.87% for the current quarter as compared to 0.83% for the comparable prior year period, driven by an increase in the cost of interest-bearing deposits, partially offset by lower rates on borrowed funds.

The provision for loan losses increased $218,000 to $72,000 for the quarter ended June 30, 2015, from a recovery of $146,000 for the quarter ended June 30, 2014.  The increase in the provision for loan losses was due to loan growth, whereas the prior year quarter included the reversal of previously recorded impairments in the Company's purchased credit-impaired (“PCI”) portfolio. Originated loans grew approximately $83.3 million for the quarter ended June 30, 2015, compared to $63.3 million for the quarter ended June 30, 2014. Net charge-offs were $454,000 for the quarter ended June 30, 2015, compared to net charge-offs of $158,000 for the quarter ended June 30, 2014.

Non-interest income decreased $381,000, or 16.0%, to $2.0 million for the quarter ended June 30, 2015, from $2.4 million for the quarter ended June 30, 2014.  This decrease was primarily a result of a $326,000 decrease in gains on securities transactions, net, and a decrease in fees and service charges for customer services of $54,000. Securities losses, net, in the second quarter of 2015 included losses of $50,000 related to the Company’s trading portfolio, while the second quarter of 2014 included gains of $175,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $1.8 million, or 14.3%, to $14.5 million for the quarter ended June 30, 2015, from $12.7 million for the quarter ended June 30, 2014. This increase was primarily due to a $1.1 million increase in compensation and employee benefits, largely attributable to increased stock compensation expense, related to stock awards issued in June 2014, a $187,000 increase in occupancy costs, and a $421,000 increase in other expenses, attributable to Directors' stock awards issued in June 2014.

The Company recorded income tax expense of $3.4 million for the quarter ended June 30, 2015, compared to $2.9 million for the quarter ended June 30, 2014.  The effective tax rate for the quarter ended June 30, 2015, was 44.3% as a result of the deferred tax asset write-down of $795,000 related to New York City tax law reforms enacted in April 2015, as compared to 34.9% for the quarter ended June 30, 2014.

Comparison of Operating Results for the Three Months Ended June 30, 2015, and March 31, 2015

Net income was $4.3 million and $5.0 million for the quarters ended June 30, 2015, and March 31, 2015, respectively. Significant variances from the prior quarter are as follows: a $301,000 increase in net interest income, a $128,000 decrease in the provision for loan losses, a $98,000 decrease in non-interest income, a $214,000 increase in non-interest expense, and an $824,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2015, increased $301,000, or 1.5%, due primarily to an increase in average interest-earning assets of $9.3 million, or 0.3%, while net interest margin remained level at 2.85%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $106.3 million, partially offset by decreases in average mortgage-backed securities of $50.4 million, other securities of $23.8 million, and average interest-earning deposits in financial institutions of $19.5 million. The June 2015 quarter included loan prepayment income of $653,000 as compared to $562,000 for the quarter ended March 31, 2015. Yields earned on interest-earning assets decreased by one basis point to 3.52% for the quarter ended June 30, 2015 from 3.53% for the quarter ended March 31, 2015. The cost of interest-bearing liabilities decreased two basis points to 0.87% for the current quarter, as compared to 0.89% for the quarter ended March 31, 2015, primarily due to lower average borrowings balances and rates paid on broker deposits.

The provision for loan losses decreased $128,000 to $72,000 for the quarter ended June 30, 2015, from $200,000 for the quarter ended March 2015. The decrease in the provision for loan losses during the quarter ended June 30, 2015, was primarily the result of continued improvement in asset quality indicators. Net charge-offs were $454,000 for the quarter ended June 30, 2015, compared to net charge-offs of $594,000 for the quarter ended March 31, 2015.

Non-interest income decreased by $98,000, or 4.7%, to $2.0 million for the quarter ended June 30, 2015, from $2.1 million for the quarter ended March 31, 2015, due to losses on securities transactions, net, of $68,000, and a decrease in other income of $81,000, partially offset by an increase in fees and service charges for customer services of $51,000.

Non-interest expense increased $214,000, or 1.5%, to $14.5 million, for the quarter ended June 30, 2015, from $14.3 million for the quarter ended March 31, 2015, primarily due to increases in compensation and employee benefits of $127,000, professional fees of $145,000, and other expense of $88,000, partially offset by a decrease of $146,000 in occupancy costs.

The Company recorded income tax expense of $3.4 million for the quarter ended June 30, 2015, compared to $2.6 million for the quarter ended March 31, 2015.  The effective tax rate for the quarter ended June 30, 2015, was 44.3%, as compared to 34.1% for the quarter ended March 31, 2015. The June 2015 quarter included a tax charge of $795,000 related to the write-down of deferred tax assets as a result of previously mentioned New York City tax reforms enacted in April 2015.

Financial Condition
Total assets increased $126.4 million, or 4.2%, to $3.15 billion at June 30, 2015, from $3.02 billion at December 31, 2014. The increase was primarily attributable to the increase in loans held-for-investment, net, of $260.6 million, partially offset by a decrease in securities available-for-sale of $131.0 million.

Total loans held-for-investment, net, increased $260.6 million to $2.20 billion at June 30, 2015, as compared to $1.94 billion at December 31, 2014. The increase was primarily attributable to increases in originated loans held-for-investment, net, and loans acquired, partially offset by a decrease in PCI loans held-for-investment.

Originated loans held-for-investment, net, totaled $1.79 billion at June 30, 2015, as compared to $1.63 billion at December 31, 2014.  The increase was primarily due to an increase in multifamily real estate loans of $146.5 million, or 13.7%, to $1.22 billion at June 30, 2015, from $1.07 billion at December 31, 2014. The following table details our multifamily real estate originations for the six months ended June 30, 2015 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$214,618	3.37%	67%	82	V	15 - 30 Years
2,079	4.33%	31%	180	F	15 Years
$216,697	3.38%	66%

Acquired loans increased by $112.8 million to $378.5 million at June 30, 2015, from $265.7 million at December 31, 2014, primarily due to the purchase of $127.4 million of one-to-four family residential real estate loans during the quarter ended June 30, 2015, partially offset by paydowns during the period. The following table provides the details of the loans purchased during the quarter ended June 30, 2015 (dollars in thousands):

Purchases	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change	Amortization Term	Amortization Type
$49,345	2.49%	62%	44	30 Years	Fully amortizing
78,086	2.38%	59%	35	20 Years*	Delayed amortizing
$127,431	2.42%	60%
* After an interest-only period for the first 10 years

The weighted average coupon of 2.42% is net of the servicing fee retained by the originating bank.  Of the total loans purchased, $78.1 million, or 61%, are interest-only for the first 10 years and will re-price in less than five years at one month LIBOR plus a weighted average margin of 1.6%; a floor rate is also included in the terms.  The remainder of the loans are scheduled to make principal and interest payments and will re-price in less than five years at one month LIBOR plus a weighted average margin of 1.9%, also with a floor rate included in the terms.  The geographic locations of the loans are as follows: 62.5% in New York, 22.2% in Massachusetts, and 15.3% in other states.

PCI loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $37.8 million at June 30, 2015, as compared to $44.8 million at December 31, 2014.  The Company accreted interest income of $2.2 million for the six months ended June 30, 2015, compared to $2.5 million for the six months ended June 30, 2014.

Total liabilities increased $162.8 million, or 6.7%, to $2.59 billion at June 30, 2015, from $2.43 billion at December 31, 2014.  The increase was primarily attributable to an increase in deposits of $359.4 million, partially offset by decreases in securities sold under agreements to repurchase of $109.2 million and Federal Home Loan Bank advances and other borrowings of $90.4 million.

Deposits increased $359.4 million, or 22.2%, to $1.98 billion at June 30, 2015, from $1.62 billion at December 31, 2014. The increase was attributable to increases of $222.1 million in certificate of deposit accounts ($195.9 million of which were brokered deposits), $75.5 million in savings accounts, $34.2 million in money market accounts, and $27.6 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $199.6 million, or 25.6%, to $579.1 million at June 30, 2015, from $778.7 million at December 31, 2014.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands) at June 30, 2015:

Year	Amount	Weighted Average Rate
2015	$101,000	0.86%
2016	108,910	2.18%
2017	165,003	1.22%
2018	142,715	1.66%
2019	33,502	1.88%
2020	20,000	1.58%
	$571,130	1.50%

Total stockholders’ equity decreased by $36.4 million to $557.6 million at June 30, 2015, from $593.9 million at December 31, 2014.  This decrease was primarily attributable to stock repurchases of $42.4 million and dividend payments of $6.2 million, partially offset by net income of $9.3 million for the six months ended June 30, 2015, and a $3.7 million increase related to stock compensation activity.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2015, and December 31, 2014 (dollars in thousands):

	June 30, 2015	December 31, 2014
Non-accrual loans:
Real estate loans:
Commercial	$10,679	$11,164
One-to-four family residential	2,671	2,205
Home equity and lines of credit	97	98
Commercial and industrial	—	408
Total non-accrual loans:	13,447	13,875
Loans delinquent 90 days or more and still accruing:
Real estate loans:
One-to-four family residential	392	708
Multifamily	560	—
Commercial and industrial	15	—
Total loans delinquent 90 days or more and still accruing	967	708
Total non-performing loans	14,414	14,583
Other real estate owned	423	752
Total non-performing assets	14,837	15,335
Non-performing loans to total loans held-for-investment, net	0.67%	0.75%
Non-performing assets to total assets	0.48%	0.51%
Loans subject to restructuring agreements and still accruing	22,516	24,213
Accruing loans 30-89 days delinquent	15,394	12,252

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $15.4 million and $12.3 million at June 30, 2015, and December 31, 2014, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2015 and December 31, 2014 (dollars in thousands):

	June 30, 2015	December 31, 2014
Real estate loans:
Commercial	$11,116	$6,492
One-to-four family residential	2,144	4,353
Multifamily	1,537	1,090
Home equity and lines of credit	491	135
Commercial and industrial loans	50	122
Other loans	56	60
Total delinquent accruing loans	$15,394	$12,252

PCI Loans (Held-for-Investment)

At June 30, 2015, based on contractual principal, 4.1% of PCI loans were past due 30 to 89 days, and 24.3% were past due 90 days or more, as compared to 7.8% and 24.1%, respectively, at December 31, 2014.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.56%	0.81%	0.66%	0.61%	0.80%
Return on equity (ratio of net income to average equity)	3.01	3.16	3.44	3.22	3.06
Average equity to average total assets	18.65	25.60	19.30	18.97	25.97
Interest rate spread	2.66	2.73	2.64	2.65	2.78
Net interest margin	2.85	2.98	2.85	2.85	3.04
Efficiency ratio(2)	65.11	60.73	64.74	64.93	58.68
Non-interest expense to average total assets	1.90	1.89	1.90	1.90	1.85
Non-interest expense to average total interest-earning assets	2.04	2.04	2.04	2.04	2.00
Average interest-earning assets to average interest-bearing liabilities	129.65	142.67	131.25	130.44	143.50
Asset Quality Ratios:
Non-performing assets to total assets	0.48	0.63	0.48	0.48	0.63
Non-performing loans(3) to total loans(4)	0.67	1.04	0.70	0.67	1.04
Allowance for loan losses to non-performing loans held-for-investment(5)	177.04	165.00	183.91	177.04	165.00
Allowance for loan losses to total loans held-for-investment, net(6)	1.16	1.67	1.29	1.16	1.67
Allowance for loan losses to originated loans held-for-investment, net(7)	1.43	1.81	1.52	1.43	1.81

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(5)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(6)	Includes PCI and acquired loans held-for-investment.

(7)	Excludes PCI, acquired loans held-for-investment and loans held-for-sale.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2015	December 31, 2014
ASSETS:
Cash and due from banks	$15,539	$14,967
Interest-bearing deposits in other financial institutions	60,246	61,742
Total cash and cash equivalents	75,785	76,709
Trading securities	6,799	6,422
Securities available-for-sale, at estimated fair value	640,212	771,239
Securities held-to-maturity, at amortized cost	3,921	3,609
(estimated fair value of $3,965 at June 30, 2015 and $3,691 at December 31, 2014)
Loans held-for-sale	325	—
Purchased credit-impaired (PCI) loans held-for-investment	37,778	44,816
Loans acquired	378,493	265,685
Originated loans held-for-investment, net	1,787,363	1,632,494
Loans held-for-investment, net	2,203,634	1,942,995
Allowance for loan losses	(25,516)	(26,292)
Net loans held-for-investment	2,178,118	1,916,703
Accrued interest receivable	8,087	8,015
Bank owned life insurance	130,897	129,015
Federal Home Loan Bank of New York stock, at cost	25,353	29,219
Premises and equipment, net	25,142	26,226
Goodwill	16,159	16,159
Other real estate owned	423	752
Other assets	36,094	36,801
Total assets	$3,147,315	$3,020,869

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$1,980,099	$1,620,665
Securities sold under agreements to repurchase	94,000	203,200
Federal Home Loan Bank advances and other borrowings	485,078	575,458
Advance payments by borrowers for taxes and insurance	9,696	7,792
Accrued expenses and other liabilities	20,889	19,826
Total liabilities	2,589,762	2,426,941
Total stockholders’ equity	557,553	593,928
Total liabilities and stockholders’ equity	$3,147,315	$3,020,869

Total shares outstanding	45,937,659	48,402,083
Tangible book value per share (1)	$11.78	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $229 and $389 at June 30, 2015, and December 31, 2014, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Interest income:
Loans	$21,291	$17,466	$20,666	$41,957	$35,262
Mortgage-backed securities	3,325	4,343	3,577	6,902	8,932
Other securities	94	157	134	228	314
Federal Home Loan Bank of New York dividends	297	172	343	640	382
Deposits in other financial institutions	30	13	33	63	25
Total interest income	25,037	22,151	24,753	49,790	44,915
Interest expense:
Deposits	2,458	1,254	2,074	4,532	2,492
Borrowings	2,294	2,377	2,695	4,989	4,788
Total interest expense	4,752	3,631	4,769	9,521	7,280
Net interest income	20,285	18,520	19,984	40,269	37,635
Provision for loan losses	72	(146)	200	272	271
Net interest income after provision for loan losses	20,213	18,666	19,784	39,997	37,364
Non-interest income:
Fees and service charges for customer services	976	1,030	925	1,901	2,059
Income on bank owned life insurance	941	984	941	1,882	1,968
(Losses) gains on securities transactions, net	(7)	319	61	54	443
Other	96	54	177	273	89
Total non-interest income	2,006	2,387	2,104	4,110	4,559
Non-interest expense:
Compensation and employee benefits	7,684	6,538	7,557	15,241	11,773
Occupancy	2,467	2,280	2,613	5,081	4,902
Furniture and equipment	369	417	381	749	836
Data processing	981	996	977	1,958	1,967
Professional fees	719	680	574	1,293	1,206
FDIC insurance	397	311	389	786	620
Other	1,897	1,476	1,809	3,706	3,457
Total non-interest expense	14,514	12,698	14,300	28,814	24,761
Income before income tax expense	7,705	8,355	7,588	15,293	17,162
Income tax expense	3,410	2,915	2,586	5,996	6,503
Net income	$4,295	$5,440	$5,002	$9,297	$10,659
Net income per common share:
Basic	$0.10	$0.11	$0.11	$0.22	$0.21
Diluted	$0.10	$0.11	$0.11	$0.21	$0.20
Basic average shares outstanding	42,461,128	49,956,790	43,751,218	43,102,453	51,759,595
Diluted average shares outstanding	43,636,348	50,911,225	44,903,921	44,266,415	52,759,790

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,080,188	$21,291	4.11%	$1,973,914	$20,666	4.25%	$1,517,788	$17,466	4.62%
Mortgage-backed securities (3)	637,368	3,325	2.09	687,790	3,577	2.11	838,444	4,343	2.08
Other securities (3)	47,261	94	0.80	71,080	134	0.76	83,334	157	0.76
Federal Home Loan Bank of New York stock	26,011	297	4.58	29,321	343	4.74	18,177	172	3.80
Interest-earning deposits in financial institutions	59,935	30	0.20	79,402	33	0.17	36,862	13	0.14
Total interest-earning assets	2,850,763	25,037	3.52	2,841,507	24,753	3.53	2,494,605	22,151	3.56
Non-interest-earning assets	220,910			216,919			205,486
Total assets	$3,071,673			$3,058,426			$2,700,091

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,095,720	$1,102	0.40%	$1,030,664	$954	0.38%	$949,311	$508	0.21%
Certificates of deposit	510,277	1,356	1.07	396,505	1,120	1.15	300,640	746	0.99
Total interest-bearing deposits	1,605,997	2,458	0.61	1,427,169	2,074	0.59	1,249,951	1,254	0.40
Borrowed funds	592,868	2,294	1.55	737,869	2,695	1.48	498,611	2,377	1.91
Total interest-bearing liabilities	2,198,865	4,752	0.87	2,165,038	4,769	0.89	1,748,562	3,631	0.83
Non-interest bearing deposits	266,800			263,187			223,094
Accrued expenses and other liabilities	33,119			39,920			37,104
Total liabilities	2,498,784			2,468,145			2,008,760
Stockholders' equity	572,889			590,281			691,331
Total liabilities and stockholders' equity	$3,071,673			$3,058,426			$2,700,091

Net interest income		$20,285			$19,984			$18,520
Net interest rate spread (4)			2.66%			2.64%			2.73%
Net interest-earning assets (5)	$651,898			$676,469			$746,043
Net interest margin (6)			2.85%			2.85%			2.98%
Average interest-earning assets to interest-bearing liabilities			129.65%			131.25%			142.67%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2015			June 30, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,027,345	$41,957	4.17%	$1,511,512	$35,262	4.70%
Mortgage-backed securities (3)	662,439	6,902	2.10	846,954	8,932	2.13
Other securities (3)	59,105	228	0.78	83,067	314	0.76
Federal Home Loan Bank of New York stock	27,657	640	4.67	18,000	382	4.28
Interest-earning deposits in financial institutions	69,615	63	0.18	37,763	25	0.13
Total interest-earning assets	2,846,161	49,790	3.53	2,497,296	44,915	3.63
Non-interest-earning assets	218,925			204,760
Total assets	$3,065,086			$2,702,056

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,063,372	$2,056	0.39%	$947,876	$987	0.21%
Certificates of deposit	453,706	2,476	1.10	303,028	1,505	1.00
Total interest-bearing deposits	1,517,078	4,532	0.60	1,250,904	2,492	0.40
Borrowed funds	664,968	4,989	1.51	489,314	4,788	1.97
Total interest-bearing liabilities	2,182,046	9,521	0.88	1,740,218	7,280	0.84
Non-interest bearing deposits	265,003			223,281
Accrued expenses and other liabilities	36,500			36,965
Total liabilities	2,483,549			2,000,464
Stockholders' equity	581,537			701,592
Total liabilities and stockholders' equity	$3,065,086			$2,702,056

Net interest income		$40,269			$37,635
Net interest rate spread (4)			2.65%			2.78%
Net interest-earning assets (5)	$664,115			$757,078
Net interest margin (6)			2.85%			3.04%
Average interest-earning assets to interest-bearing liabilities			130.44%			143.50%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.